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                                                                    EXHIBIT 10.8
                           UNIVERSAL COMPRESSION, INC.

           SPECIAL RETENTION PAYMENT PLAN FOR SELECTED GCSI EMPLOYEES

                           I. INTRODUCTION AND PURPOSE

         Gas Compressions Services, Inc. ("GCSI") has entered into an Agreement and Plan of Merger dated August 4, 2000, providing, among other things, for GCSI to merge into Universal Compression, Inc. ("Universal"), a subsidiary of Universal Compression Holdings, Inc. ("Holdings"). Universal desires to adopt a Special Retention Payment Plan (the "Plan") for the benefit of those Universal employees who were employees of GCSI prior to the merger and designated by Universal to receive the special payment.

                                II. DEFINITIONS

     2.01 Board - means the Board of Directors of Universal or the committee or individual designated by the Board of Directors to administer the terms and conditions of the Plan.

     2.02 Cause - means a finding by the Board based upon reasonable evidence that the Selected Employee engaged in (a) any criminal act,
(b) any misconduct (including, but not limited to, a positive illegal drug test result) which is inconsistent with his or her employment responsibilities or any contractual relationship, if any, with Universal or any affiliate, (c) any nonperformance of his or her duties, (d) any acts of insubordination or (e) any acts of dishonesty.


     2.03 Closing - means the closing of the merger of GCSI with Universal.

     2.04 Covered Period - means the 6-consecutive-month period beginning the first day following the Closing.

     2.05 GCSI - means Gas Compression Services, Inc., a Michigan corporation.

     2.06 Holdings - means Universal Compression Holdings, Inc., a Delaware corporation.

     2.07 Plan - means this Universal Compression, Inc. Special Retention Payment Plan for Selected GCSI Employees, as amended from time to time.

     2.08 Selected Employee - means each of the employees of Universal as of the Closing who immediately prior to the Closing was an employee of GCSI and is designated by Universal as a Selected Employee under this Plan.

     2.09 Special Retention Payment - means the Special Retention Payment payable to a Selected Employee in accordance with Section 3.01.

     2.10 Universal - means Universal Compression, Inc., a Texas corporation.

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                              III. RETENTION BONUS

     3.01 Special Retention Payment. Each Selected Employee who remains an employee of Universal until the end of the Covered Period will be entitled to the Special Retention Payment designated for such individual by Universal.

     3.02 Forfeiture of Right to Special Retention Payment. A Selected Employee will not be entitled to a Special Retention Payment under this Plan if during the Covered Period his or her employment with Universal is (a) terminated by Universal for Cause or (b) voluntarily terminated by the employee.

                             IV. GENERAL PROVISIONS

     4.01 Duration of Plan. The Plan shall be effective as of the Closing and shall terminate on the latest to occur of the date all Special Retention Payments required in connection with the Plan have been paid in accordance with
Section 3 or the Covered Period has ended.

     4.02 Source of Distributions. All distributions under this Plan shall be made by Universal from its general assets, and the status of each Selected Employee's claim to a Retention Bonus payable shall be the same as the status of a claim against Universal by any of its general and unsecured creditors. No person whomsoever shall look to, or have any claim whatsoever against, any officer, director, employee or agent of Universal or its affiliates in his or her individual capacity for any payment whatsoever under the Plan.

     4.03 No Assignment. No Selected Employee or beneficiary shall have the right to alienate, assign, pledge, commute or otherwise encumber a bonus payable under this Plan for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void.

     4.04 Binding Effect. The provisions of this Plan shall be binding on each Selected Employee (and on each person who claims a benefit under him or her) and on Universal (and on any successor to Universal).

     4.05 Administration. This Plan will be administered by the Board in its absolute discretion. The Board shall have the power to interpret the Plan and take such equitable and other action as the Board acting in its absolute discretion deems proper or appropriate under the circumstances (including the power to delegate Board functions to others) to administer the Plan.

     4.06 Construction. This Plan shall be construed in accordance with the laws of the State of Texas. Headings and sub-headings have been added only for convenience of reference and shall have no substantive effect. All references to sections shall be to sections of this Plan. References to the masculine gender shall include the feminine and the singular the plural whenever appropriate.

     4.07 No Employment Contract. A Selected Employee's participation in this Plan shall not constitute an employment contract, and Universal shall have the right at any time to terminate his or her employment or to take such other action in connection with his or her employment as Universal deems appropriate without regard to this Plan.

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     4.08 Amendment and Termination. The Board shall have the right at its discretion to amend this Plan from time to time and to terminate this Plan at any time. However, no amendment or termination shall result in any material adverse effect on the Retention Bonus that would have been paid to a Selected Employee if his or her employment with Universal had terminated, other than due to Cause or voluntary termination, immediately before the effective date of the amendment or termination.

     IN WITNESS WHEREOF, Universal has executed this Plan this 15th day of August, 2000.

                                           UNIVERSAL COMPRESSION, INC.


                                           /s/ STEPHEN A. SNIDER
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                                           Stephen A. Snider
                                           President and Chief Executive Officer